Exhibit 99.2

TPT Global Tech’s [OTCQB:TPTW] Subsidiary TPT MedTech Signs $338K PO and SaaS Contract with Baywest Wellness LTD. Hospital and Clinics to Launch Its Mobile “QuikLAB” Testing, Monitoring, Vaccination App and It’s “QuikPASS” Check and Verify Platform in the Country of Jamaica

"We continue to expand our network to assist in the management of the COVID crisis."

SAN DIEGO, CA / ACCESSWIRE / January 21, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCBB:TPTW) announced today that its subsidiary TPT MedTech www.tptmedtech.com executed a $338,000 Purchase Order (PO) for PCR testing equipment and PCR tests and a Software as a Service (SaaS) licensing agreement with Baywest Wellness LTD. Hospital and clinics www.baywestwellnesshospital.com in the country of Jamaica. Baywest operates one of the country's largest hospitals, 3 clinics and 4 nurses stations to provide Point of Care throughout the island of Jamaica. Baywest Wellness will also operate and market TPT MedTech "QuikLAB" and "QuikPASS" technology platforms as a co-branding partner to Hotel Resorts, Business and Government Agencies in Jamaica and the Caribbean. TPT MedTech will supply Baywest will monthly testing supplies and Baywest Wellness will pay TPT Med Tech a per test transaction fee to operate on TPT MedTech's "QuikLAB" and "QuikPASS" platforms. The company believes it will take approximately 2 to 3 weeks to deliver the PCR Testing equipment to Jamaica and complete the software onboarding and training activities. TPT MedTech and Baywest Wellness have a target launch date for the Middle of February 2021.

TPT MedTech developed its "QuikPass" Check and Verify passport system and Covid 19/Vaccination monitoring platform for Corporations, Government Organizations, Schools, Airlines, Hospitals, Sports Venues, Restaurants, Hotels and Nightclubs to check and verify that an individual has been tested for Covid 19 or Vaccinated providing proof individuals are virus-free and able to gain access to venues with the idea that everyone inside that venue would be Covid free. The "QuikPass" "Check and Verify" passport-style platform works with third-party testing labs and organizations that participate on the "QuikPass" Network and will be offered FREE to US domestic and international business commerce and government organizations around the world.

"We are extremely excited about bringing TPT Med Tech's platform to the islands, after much due diligence and research it was an easy choice". said Dr. Germane Spencer CEO of Baywest Wellness Hospital.

"It's really nice to see TPT's QuikLab and QuikPass software being received with such enthusiasm throughout the world. It is amazing how hard our development teams have worked to bring this new "passport" style system to market to help fight against this pandemic. We here at TPTW will continue to sort out those missing pieces to the puzzle and keep expanding the development and capabilities of our QuikLab and QuikPass platforms." said Stephen Thomas, CEO.

About Baywest Wellness

Baywest Wellness Clinic was started in November 2012. BWC first opened its doors at Baywest Centre in Montego Bay, Jamaica with two main doctors. Since then, three additional locations have been opened, inclusive of an operating theatre certified by the Ministry of Health in Jamaica. Our client base has also increased ten-fold partly due to referrals from existing patients/organizations. Baywest Wellness Clinic, (BWC) was conceptualized from the need to establish a medical center that provides premier health care, treatment, and prevention of lifestyle-related and critical conditions to all at the most impressive rates.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.